Exhibit 4.1

AMENDMENT NO. 1 TO WARRANT AGREEMENT

THIS AMENDMENT NO. 1 TO THE WARRANT AGREEMENT (this “Amendment”) is made as of September 22, 2023, by and between Landcadia Holdings IV, Inc., a Delaware corporation (the “Company”), and Continental Stock Transfer & Trust Company, a New York corporation, as warrant agent (the “Warrant Agent”). Capitalized terms used herein and not otherwise defined shall have the meanings assigned thereto in the Warrant Agreement (as defined below).

WHEREAS, on March 29, 2021, the Company consummated an initial public offering (the “Offering”) of units of the Company’s equity securities, each such unit comprised of one share of the Company’s Class A common stock, par value $0.0001 per share (“Common Stock”), and one-fourth of one Public Warrant (as defined below) and, in connection therewith, issued and delivered up to 12,500,000 warrants to public investors in the Offering (the “Public Warrants”);

WHEREAS, on March 24, 2021, the Company entered into that certain Private Placement Warrants Purchase Agreement with Jefferies Financial Group Inc., a New York corporation and TJF, LLC, a Delaware limited liability company (collectively, the “Sponsors”), pursuant to which the Sponsors purchased an aggregate of 8,333,333 warrants simultaneously with the closing of the Offering (the “Private Placement Warrants”);

WHEREAS, the Company and the Warrant Agent are parties to that certain Warrant Agreement, dated as of March 24, 2021 (the “Warrant Agreement”), which governs the Warrants;

WHEREAS, the Company and the Warrant Agent seek to amend the Warrant Agreement to provide that the Warrants, upon the consummation of an initial Business Combination, automatically convert into $0.40 per Warrant, payable in cash or shares of Common Stock (valued at $10.00 per share), at the discretion of the Company; and

WHEREAS, pursuant to Section 9.8 of the Warrant Agreement, the Company has obtained the consent to this Amendment from at least 50% of the Registered Holders of the outstanding Public Warrants and, solely with respect to any amendment to the terms of the Private Placement Warrants, 50% of Registered Holders of the outstanding Private Placement Warrants.

NOW, THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

1.     Amendment of Warrant Agreement.

(a)            A new Section 6.6 is added to the Warrant Agreement as follows:

“6.6  Mandatory Exchange of Warrants upon Consummation of a Business Combination.   Notwithstanding anything to the contrary in this Agreement, not less than all of the outstanding Warrants shall be automatically converted upon the consummation of a Business Combination (the “Warrant Conversion Date”), into the right to receive $0.40 per Warrant (the “Business Combination Redemption Price”), payable in cash or shares of Common Stock (valued at $10.00 per share), at the option of the Company. On and after the Warrant Conversion Date, the record holders of the Warrants shall have no further rights except to receive, upon surrender of the Warrants to the Warrant Agent, the Business Combination Redemption Price.”

2.     Miscellaneous Provisions.

(a)            Successors.  All the covenants and provisions of this Amendment by or for the benefit of the Company or the Warrant Agent shall bind and inure to the benefit of their permitted respective successors and assigns.

(b)            Severability.  This Amendment shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Amendment or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Amendment a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

(c)            Applicable Law.  The validity, interpretation and performance of this Amendment shall be governed in all respects by the laws of the State of New York, without giving effect to conflict of laws.

(d)            Counterparts.  This Amendment may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

(e)            Effect of Headings.  The section headings herein are for convenience only and are not part of this Amendment and shall not affect the interpretation thereof.

(f)             Entire Agreement.  The Warrant Agreement, as modified by this Amendment, constitutes the entire understanding of the parties and supersedes all prior agreements, understandings, arrangements, promises and commitments, whether written or oral, express or implied, relating to the subject matter hereof, and all such prior agreements, understandings, arrangements, promises and commitments are hereby canceled and terminated.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

LANDCADIA HOLDINGS IV, INC.

By:	/s/ Steven L. Scheinthal
	Name:	Steven L. Scheinthal
	Title:	Vice President, General Counsel and Secretary

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

By:	/s/ Erika Young
	Name:	Erika Young
	Title:	Vice President

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